UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 26, 2011

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481903
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code     (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 26, 2011, (the “Closing Date”), Iconix Brand Group, Inc., a Delaware corporation (the “Registrant” or “Iconix”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Sharper Image Acquisition LLC, a Delaware limited liability company (“Seller”), pursuant to which the Registrant purchased from Seller substantially all of its assets (the “Purchased Assets”), including the “Sharper Image” trademark and other intellectual property rights related to the Sharper Image brand.

In accordance with the terms of the Purchase Agreement, the Registrant paid to Seller $65,653,291.52 in cash, of which $2 million was deposited by the Registrant into an escrow account to be held for a period of six (6) months after the Closing Date in order to secure Seller’s indemnification obligations to the Registrant for breaches of Seller’s representations, warranties, covenants and obligations made under the Purchase Agreement.

In accordance with the terms of the Purchase Agreement, Seller delivered or caused to be delivered all right, title and interest in the intellectual property forming a part of the Purchased Assets to Sharper Image Holdings LLC, a Delaware limited liability company and a subsidiary of the Registrant.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as an exhibit to this Report. The Purchase Agreement has been included to provide investors and security holders with information regarding their terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant's public disclosures.

Item 2.02	Results of Operations and Financial Condition.

On October 27, 2011, the Registrant issued a press release announcing its financial results for the fiscal quarter and nine months ended September 30, 2011. As noted in the press release, the Registrant has provided certain non−U.S. generally accepted accounting principles (“GAAP”) financial measures, the reasons it provided such measures and a reconciliation of the non−U.S. GAAP measures to U.S. GAAP measures. Readers should consider non−GAAP measures in addition to, and not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. A copy of the Registrant’s press release is being furnished hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On October 27, 2011, the Registrant announced that its Board of Directors has authorized a program to repurchase up to $200 million of its common stock over a four year period.

The Registrant intends, from time to time, as business conditions warrant, to purchase stock in the open market or through private transactions. Purchases may be increased, decreased or discontinued at any time without prior notice. The plan does not obligate the Registrant to repurchase any specific number of shares and may be suspended at any time at management's discretion.

This plan replaces the Registrant's prior share repurchase program which was set to expire on October 30, 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Asset Purchase Agreement dated October 26, 2011 by and between Iconix Brand Group, Inc. and Sharper Image Acquisition LLC.*

99.1	Press Release of Iconix Brand Group, Inc. dated October 27, 2011.

*
The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the "SEC"), copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen
Title: Executive Vice President and Chief Financial Officer

Date: October 27, 2011